Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055
Select Medical Corporation Signs Agreement
to Acquire HealthSouth’s Outpatient Rehabilitation Division
     MECHANICSBURG, PENNSYLVANIA — January 29, 2007 — Select Medical Corporation today announced the signing of a definitive agreement to acquire the Outpatient Rehabilitation Division of HealthSouth Corporation (NYSE:HLS) for approximately $245 million in cash. The purchase price is subject to adjustment based on the division’s net working capital on the closing date.
     HealthSouth’s Outpatient Rehabilitation Division is a network of approximately 600 facilities, located in 35 states and the District of Columbia, that provide high quality rehabilitative care for general orthopedic and sports injuries and conditions, as well as work-related injuries. The transaction, which is expected to close in the second quarter of 2007, is subject to a number of closing conditions, including receipt of regulatory approvals. Upon completion of the transaction, Select will be the leading operator of outpatient rehabilitation clinics in the United States, with more than 1,100 locations in 37 states and the District of Columbia.
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 92 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 544 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
Investor inquiries:
Joel T. Veit, 717/972-1100
mailto:ir@selectmedicalcorp.com